Exhibit 99.1
NEWS RELEASE

Contacts:	Volcom, Inc.	PondelWilkinson Inc.
	Doug Collier	David Stankunas (310) 279-5975; dstankunas@pondel.com
	Chief Financial Officer	Rob Whetstone (310) 279-5963; rwhetstone@pondel.com
(949) 646-2175
VOLCOM REPORTS FOURTH QUARTER AND
FULL YEAR FINANCIAL RESULTS FOR 2007
•	Fourth Quarter Total Revenues Increased 22% to $69.1 Million

•	Company Posts 2007 Fourth Quarter Net Income of $7.1 Million, Equal to $0.29 Per Diluted Share
COSTA MESA, CA — February 21, 2008 — Volcom, Inc. (NASDAQ: VLCM) today announced that total revenues for the fourth quarter ended December 31, 2007 increased 22.1% to $69.1 million, compared with $56.6 million in the fourth quarter of 2006. Total revenues for the full year of 2007 increased 30.9% to $268.6 million from $205.3 million in 2006. These reported results are in line with the company’s revenue and earnings preview issued on January 16, 2008.
“Last year was an important year for Volcom,” said Richard Woolcott, Volcom’s president and chief executive officer. “We achieved solid revenue growth of approximately 31%, driven by great product, diversified distribution and the successful launch of our new European operation. We kicked off 2008 with the acquisition of Electric Visual, one of the hottest eyewear brands in action sports, and we are executing our plan for diversification and growth in 2008 and beyond.”
In the 2007 fourth quarter, gross profit as a percentage of total revenues was 43.4%, compared with 47.2% in the fourth quarter of 2006, primarily reflecting greater than expected off-price sales due to a soft retail environment during the quarter. For the year, gross profit as a percentage of total revenues was 48.4%, compared with 49.7% in 2006.
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Operating income for the fourth quarter of 2007 decreased 8.3% to $10.7 million, compared with $11.7 million for the fourth quarter of 2006. Operating margin for the fourth quarter of 2007 was 15.5%, compared with 20.6% in the fourth quarter of 2006.
Operating income for 2007 increased 16.1% to $50.6 million, compared with $43.6 million for 2006. Operating margin was 18.8% for 2007, compared with 21.2% in 2006.
Net income for the fourth quarter of 2007 decreased to $7.1 million, or $0.29 per diluted share, compared with $7.6 million, or $0.31 per diluted share for the fourth quarter of 2006. Net income for the full year 2007 increased 16% to $33.3 million, or $1.37 per diluted share. This compares with $28.7 million, or $1.18 per diluted share in 2006.
2008 Financial Outlook
Given the company’s current visibility into its business in 2008 amid the present soft retail environment, Volcom expects total consolidated revenue of between $339 million to $344 million. This estimate includes the financial contribution from the acquisition of Electric Visual Evolution in January, as well as a full year’s contribution from the company’s European operation, which was up and running at full capacity in the third quarter of 2007. Earnings per diluted share are expected to be in the range of $1.50 to $1.53. As previously reported, it is anticipated that Electric will be earnings neutral to Volcom in 2008.
For the 2008 first quarter, the company anticipates total consolidated revenues of approximately $69 million to $70 million, representing an increase of approximately 36% to 38%. Fully diluted earnings per share are expected to be in the range of $0.20 to $0.21.
The company will host a conference call today at approximately 4:30 p.m. EST to discuss its financial results and outlook in further detail. The conference call will be available to interested parties through a live audio Internet broadcast at www.volcom.com.
About Volcom, Inc.
Volcom is an innovative designer, marketer and distributor of premium quality young mens and womens clothing, accessories and related products. The Volcom brand, symbolized by The Stone , is athlete-driven, creative and forward thinking. Volcom has consistently followed its motto of “youth against establishment,” and the brand is inspired by the energy of youth culture. Volcom branded products are sold throughout the
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United States and internationally. Volcom’s news announcements and SEC filings are available through the company’s website at www.volcom.com.
Safe Harbor Statement
Certain statements in this press release and oral statements made from time to time by representatives of the company are forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995, including statements in connection with or related to any discussion of or reference to our future operations, opportunities or financial performance. In particular, statements regarding our guidance and future financial performance contained under the section entitled 2008 Financial Outlook, and Mr. Woolcott’s statements regarding executing our plan for diversification and growth in 2008 and beyond constitute forward-looking statements. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Our actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, including, without limitation, further softening of the retail environment, sales of our products by key retailers, including Pacific Sunwear and Zumiez, our ability to successfully shift from a licensee model in Europe to a direct control model, changes in fashion trends and consumer preferences, general economic conditions, the impact of trade safeguards with China, and additional factors which are detailed in our filings with the Securities and Exchange Commission, including the Risk Factors contained in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) and our subsequently filed Quarterly Reports on Form 10-Q, all of which are available at www.sec.gov. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Volcom is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues:
Product revenues	$68,352	$55,476	$265,193	$201,186
Licensing revenues	717	1,085	3,420	4,072

Total revenues	69,069	56,561	268,613	205,258
Cost of goods sold	39,093	29,885	138,570	103,237

Gross profit	29,976	26,676	130,043	102,021
Selling, general and administrative expenses	19,282	15,008	79,411	58,417

Operating income	10,694	11,668	50,632	43,604
Other income:
Interest income, net	830	1,071	3,973	3,833
Dividend income from cost method investee	—	—	—	3
Foreign currency gain (loss)	123	(152)	401	233

Total other income	953	919	4,374	4,069

Income before provision for income taxes	11,647	12,587	55,006	47,763
Provision for income taxes	4,532	4,956	21,671	18,920

Net income	$7,115	$7,631	$33,335	$28,753

Net income per share:
Basic	$0.29	$0.31	$1.37	$1.19
Diluted	$0.29	$0.31	$1.37	$1.18
Weighted average shares outstanding:
Basic	24,325,058	24,244,750	24,302,893	24,227,845
Diluted	24,413,164	24,325,062	24,419,802	24,304,627

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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$92,962	$85,414
Accounts receivable — net of allowances	58,270	34,175
Inventories	20,440	13,185
Prepaid expenses and other current assets	1,720	1,383
Income taxes receivable	326	—
Deferred income taxes	2,956	2,353

Total current assets	176,674	136,510

Property and equipment — net	24,427	11,527
Investments in unconsolidated investees	298	298
Deferred income taxes	268	660
Intangible assets — net	363	386
Goodwill	—	158
Other assets	464	209

Total assets	$202,494	$149,748

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$18,694	$8,764
Accrued expenses and other current liabilities	10,561	6,175
Income taxes payable	—	424
Current portion of capital lease obligations	72	78

Total current liabilities	29,327	15,441

Long-term capital lease obligations	33	106
Other long-term liabilities	190	204
Income taxes payable — non-current	89	—
Stockholders’ equity:
Common stock	24	24
Additional paid-in capital	89,185	86,773
Retained earnings	80,226	47,019
Accumulated other comprehensive income	3,420	181

Total stockholders’ equity	172,855	133,997

Total liabilities and stockholders’ equity	$202,494	$149,748

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VOLCOM, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Year Ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net income	$33,335	$28,753
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,895	1,423
Provision for doubtful accounts	831	588
Tax benefits related to exercise of stock options	(444)	(303)
Loss on disposal of property and equipment	24	64
Asset impairment	161
Stock-based compensation	934	812
Deferred income taxes	(191)	(1,983)
Changes in operating assets and liabilities:
Accounts receivable	(23,736)	(13,248)
Inventories	(6,789)	(2,335)
Prepaid expenses and other current assets	(311)	12
Income taxes receivable/payable	(339)	1,186
Other assets	(242)	(97)
Accounts payable	9,396	2,912
Accrued expenses	3,791	2,977
Other long-term liabilities	(36)	195

Net cash provided by operating activities	19,279	20,956

Cash flows from investing activities:
Purchase of property and equipment	(14,989)	(9,063)
Business acquisitions, net of cash acquired	—	(168)
Proceeds from sale of property and equipment	16	2

Net cash used in investing activities	(14,973)	(9,229)

Cash flows from financing activities:
Principal payments capital lease obligations	(78)	(71)
Proceeds from government grants	229	210
Proceeds from exercise of stock options	1,028	1,261
Tax benefits related to exercise of stock options	444	303

Net cash provided by financing activities	1,623	1,703

Effect of exchange rate changes on cash	1,619	272

Net increase in cash and cash equivalents	7,548	13,702
Cash and cash equivalents — Beginning of period	85,414	71,712

Cash and cash equivalents — End of period	$92,962	$85,414